HOULIHAN'S RESTAURANTS, INC.
                                  SUBSIDIARIES
                                December 30, 199


Houlihan's of Union Station, Inc., a Missouri corporation

Houlihan's of Farmingdale, Inc., a Missouri corporation

Darryl's of St. Louis County, Inc., a Missouri corporation

Darryl's of Kissimmee, Inc., a Missouri corporation

Darryl's of Overland Park, Inc., a Kansas corporation

Sam Wilson's/Kansas, Inc., a Kansas corporation

S & H Beverage Co., Inc., a Texas corporation

Houlihan's/Maryland, Inc., a Maryland corporation

Houlihan's/Milwaukee, Inc., a Wisconsin corporation

Houlihan's/Bergen County, Inc., a New Jersey corporation

Houlihan's/San Francisco, Inc., a California corporation

Houlihan's of Indianapolis, Inc., an Indiana corporation

Houlihan's of California, Inc., a California corporation

G/R Texas Enterprises, Inc., a Texas corporation

Restaurant Supply, Inc., a Missouri corporation

Red Steer, Inc., a Missouri corporation